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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
DIVIDEND CAPITAL TRUST INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIVIDEND CAPITAL TRUST INC.
518 17th STREET, SUITE 1700
DENVER, COLORADO 80202

Dear Shareholder:

        You are cordially invited to attend the 2005 annual meeting of shareholders (the "Meeting") of Dividend Capital Trust Inc. to be held on June 14, 2005 at 10:00 a.m. local time at our corporate offices located at 518 17th Street, Suite 1700, Denver, Colorado.

        At the Meeting, we will ask our shareholders to:

  (1)
  Elect seven directors to hold office for one year terms expiring in 2006; and

  (2)
  To transact such other business as may properly come before the meeting, or any adjournment thereof.

        The attached Proxy Statement contains details of the proposals to be voted on at the meeting and other important matters. We encourage you to read the Proxy Statement carefully.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

        We cordially invite all shareholders to attend the meeting. Any shareholder attending the meeting may vote in person even if he or she previously returned a proxy.

Sincerely,

Evan H. Zucker Chief Executive Officer

DIVIDEND CAPITAL TRUST INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 14, 2005

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Dividend Capital Trust Inc., a Maryland corporation (the "Company"), will be held at our corporate office at 518 17th Street, Suite 1700, Denver, Colorado on June 14, 2005, at 10:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

  (1)
  Elect seven directors to hold office for one year terms expiring in 2006; and

  (2)
  To transact such other business as may properly come before the meeting, or any adjournment thereof.

        The board of directors has fixed March 17, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Solely holders of record of our common stock as of March 17, 2005 at the close of business on that day will be entitled to vote at the annual meeting.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

By Order of the Board of Directors

Evan H. Zucker Chief Executive Officer and Secretary Denver, Colorado April 30, 2005

DIVIDEND CAPITAL TRUST INC.
518 17th STREET, SUITE 1700
DENVER, COLORADO 80202

PROXY STATEMENT

        The accompanying Proxy is solicited by the board of directors of Dividend Capital Trust Inc., a Maryland corporation, for use at an annual meeting of shareholders (the "Meeting") to be held on June 14, 2005 at 10:00 a.m. local time, or any adjournment thereof, at which shareholders of record at the close of business on March 17, 2005 shall be entitled to vote. As used herein, "Dividend Capital", "we" and "us" refer to Dividend Capital Trust Inc. This proxy statement, proxy card and our 2004 annual report to shareholders are being mailed to you on or about April 30, 2005.

        No director has informed us that he intends to oppose any action intended to be taken by Dividend Capital.

About the Meeting

Who is entitled to vote at the Meeting?

        Only holders of record of our common stock at the close of business on March 17, 2005 are entitled to receive notice of and to vote at the Meeting or at any postponement or adjournment of the Meeting. On the record date, there were 79,196,979 issued and outstanding shares of common stock, each of which is entitled to cast one vote.

What constitutes a quorum?

        The presence in person or by proxy of shareholders representing a majority of all the votes entitled to be cast constitutes a quorum.

What are the voting rights of shareholders and what vote is needed to approve the election of each of the nominees as director?

        Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder's name on the record date. With respect to the election of directors, each share may be voted for as many individuals as there are directors to be elected. A plurality of all the votes cast shall be sufficient to elect a director. Any other proposal must receive the affirmative vote of holders of not less than a majority of all the shares entitled to vote thereon.

How is my vote counted?

        If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted FOR the nominees for director and as recommended by our board of directors with regard to all other matters in its discretion.

        Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Can I change my vote after I submit my proxy card?

        If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or by attending the Meeting and personally voting the common stock owned of record by you. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to shareholders.

Who pays the costs of soliciting proxies?

        We will bear the cost of any solicitation of proxies. We may retain a proxy solicitor to assist in the solicitation of proxies. We also may use the services of our directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation materials to the beneficial owners of stock held of record by such persons.

How can I communicate with Dividend Capital?

        Any shareholder who desires to contact members of our board of directors may do so by writing to: The Board of Directors of Dividend Capital Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of our board of directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if communications regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to our audit committee for review.

CERTAIN INFORMATION ABOUT MANAGEMENT

Information Regarding our Board of Directors and Committees

        Our entire board of directors considers all major decisions concerning our business. However, our board has established an investment committee, audit committee and compensation committee so that issues arising in these areas can be addressed in more depth and with greater frequency than may be possible with a full board meeting.

  Investment Committee

        Our investment committee's primary function is to review, evaluate and ultimately vote to approve acquisitions proposed by Dividend Capital Advisors LLC, our advisor, of up to $25 million. Proposed acquisitions in excess of $25 million require approval by our board of directors, including a majority of the independent directors. Our investment committee is comprised of three directors, at least two of whom must be independent directors, and is currently comprised of Tripp H. Hardin, John C. O'Keeffe and Thomas G. Wattles. Our investment committee met nine times during 2004.

  Audit Committee

        Our board of directors has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our audit committee meets on a regular basis at least annually and throughout the year as necessary. Our audit committee's primary function is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the shareholders and others, the system of internal controls which management has established and the audit and financial reporting process, all in accordance with our audit committee charter. Our audit committee is comprised of three directors, two of whom are required to be independent directors. Our audit committee is currently comprised of Tripp H. Hardin, John C. O'Keeffe and Thomas G. Wattles. Messrs. Hardin and O'Keeffe are independent as defined by New York Stock Exchange Rule 303.01. Mr. Wattles qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission (the "SEC"). Our audit committee operates under a written charter that was originally adopted in July 2002. Our audit committee met four times during 2004.

  Compensation Committee

        Our compensation committee administers our Employee Option Plan. See "Equity Compensation Plans" below for discussion of this plan. The primary function of our compensation committee is to administer the granting of stock options to selected employees of our advisor and Dividend Capital Property Management LLC, our property manager, based upon recommendations from our advisor, and to set the terms and conditions of such options in accordance with the Employee Option Plan. Our compensation committee is comprised of three directors, two of whom are required to be independent directors. Our compensation committee is currently comprised of James R. Mulvihill, Robert F. Masten and Lars O. Soderberg. Our compensation committee met one time during 2004.

  Nominating Committee

        We do not have a standing nominating committee. Our board of directors has determined that it is appropriate for us not to have a nominating committee because all of the matters which a nominating committee would be responsible for are presently considered by all the members of our board of directors.

        Nominations of persons for election to our board of directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to our notice of meeting, (ii) by or at the direction of our board of directors or (iii) by any shareholder of Dividend Capital who was a shareholder of record both at the time of the giving of notice and at the time of the annual meeting of shareholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in our Bylaws.

        Each member of our board of directors participates in the consideration of director nominees. The process followed by our board of directors to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our board. In considering whether to recommend any particular candidate for inclusion in its slate of recommended director nominees, our board of directors considers various criteria including the candidate's integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and ability to act in the interests of all shareholders. The board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Our board of directors is currently evaluating the number of board members as well as the composition of our board and, in the event it is able to find one or more suitable candidates, the board may seek to add one or more additional independent directors. Such candidates would be expected to possess appropriate knowledge and industry experience, including a relevant financial background.

        Shareholders may recommend individuals to our board of directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Assuming that appropriate biographical and background material has been provided on a timely basis, our board of directors will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Independent Public Accountants

        Our consolidated financial statements as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003, and for the period from inception (April 12, 2002) to December 31, 2002, were audited by KPMG LLP, independent accountants. KPMG LLP representatives will be present at the Meeting of shareholders and will have the opportunity to make a statement if they desire to do so. In addition, the KPMG LLP representatives will be available to respond to appropriate questions posed by any shareholders.

Report of the Audit Committee

        The following report of our audit committee to shareholders is not "soliciting material" and is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        At a meeting held on March 14, 2005, our audit committee, including the independent audit committee members, selected KPMG LLP to act as our independent accountants for the fiscal year ending December 31, 2005. Our audit committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence with respect to us. We know of no direct financial or material indirect financial interest of KPMG LLP in Dividend Capital.

        Our financial statements for the fiscal year ended December 31, 2004 were audited by KPMG LLP. Our audit committee has reviewed and discussed our audited financial statements with our management. Our audit committee has further discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61. Based on the foregoing review and discussions, our audit committee recommended to our board of directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in our most recent annual report.

Tripp H. Hardin, Member of the Audit Committee John C. O'Keeffe, Member of the Audit Committee Thomas G. Wattles, Member of the Audit Committee

Audit Fees

        We engaged KPMG LLP to perform the annual audit and related quarterly reviews for the years ended December 31, 2004 and 2003. The aggregate fees billed or estimated to be billed related to these audits and reviews were $535,000 and $38,500, respectively, for the 2004 and 2003 annual audits and quarterly reviews.

        In addition, both KPMG LLP and Ehrhardt Keefe Steiner & Hottman PC have performed various property audits pursuant to Rule 3-14. The aggregate fees billed or estimated to be billed for such services totaled $300,169 and $67,250 for the years ended December 31, 2004 and 2003.

Audit-Related Fees

        In addition to the annual audit, KPMG LLP and Ehrhardt Keefe Steiner & Hottman PC also performed other audit-related services reviews of certain registration statements and post-effective amendments to such registration statements, as well as other work in connection with other SEC filings. The aggregate fees billed or estimated to be billed in 2004 and 2003 for these services totaled $33,410 and $57,485. These fees are considered organization and offering costs. Therefore, such fees were paid by our advisor, subject to reimbursement by us.

Tax Fees and All Other Fees

        We have not engaged KPMG LLP or Ehrhardt Keefe Steiner & Hottman PC to perform any tax related services or other services outside the scope of services discussed above.

Audit Committee Pre-approval

        Our audit committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace independent public accountants (or to recommend such replacement for shareholder approval in any proxy statement, if applicable). Our audit committee shall approve the fees and other compensation to be paid to the independent public accountants. Our audit committee shall be primarily responsible for monitoring the independence and performance of our independent public accountants. The independent public accountants shall be ultimately accountable to our board of directors and our audit committee.

        In discharging its oversight role, our audit committee has the power to conduct or to authorize investigations into any matter brought to its attention with full access to all our books, records, facilities and personnel, including the independent auditors. Our audit committee shall have the resources and authority appropriate to discharge its duties and responsibilities.

        In addition, our audit committee shall review the independent public accountants audit plan and engagement letter which discusses the scope, staffing, locations, reliance upon management and internal audit and general audit approach. Our audit committee shall also review the scope of non-audit services performed for us by the independent auditors and approve any significant non-audit relationship with the independent auditors.

        Our audit committee approved all the audit and audit related work conducted by KPMG LLP and Ehrhardt Keefe Steiner & Hottman PC in 2004 and 2003. Additionally, our audit committee has approved KPMG LLP to perform the 2005 annual audit, quarterly reviews, review of related registration statements and the necessary property audits to comply with Rule 3-14.

        Our audit committee has considered whether the provision of non-audit services and the provision of services to affiliates of our advisor and its affiliates is compatible with maintaining the independence of KPMG LLP.

OTHER BOARD MATTERS

Board Meetings and Directors' Attendance

        There were 15 board meetings held in 2004. No incumbent director during 2004 attended less than 75% of the total number of board meetings and meetings held by all committees on which he served. Our board of directors does not have a standing nominating committee.

Directors' Attendance at Annual Meetings

        Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of shareholders, it is customary for a majority of the members of our board of directors to attend to foster communication between shareholders and our board. Our 2004 annual meeting of shareholders was intended to be held on June 15, 2004; however, a quorum was not reached. Our 2004 annual meeting was therefore adjourned until August 12, 2004. Despite the efforts of our proxy solicitor, we were unable to obtain a quorum on August 12, 2004.

Compensation of Directors

        We pay each of our independent directors $5,000 per quarter plus $1,000 for each meeting attended. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director also is an officer of Dividend Capital, no separate compensation is paid for services rendered as a director.

        We have also adopted the Independent Director Option Plan. See "Equity Compensation Plans" below. We have reserved 300,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Option Plan. As of December 31, 2004, there were 60,000 options outstanding under the Independent Director Option Plan.

        During 2004, 2003 and 2002 our independent directors received cash compensation in the aggregate amount of $152,000, $22,500 and $58,500, respectively. Approximately $36,000, $15,000 and $58,500 was accrued as of December 31, 2004, 2003 and 2002 respectively, related to compensation to the independent board of directors.

Director Nominees and Executive Officers

        We have provided below certain information about our nominees for election as directors for a term expiring in 2006. Messrs. Wattles, Zucker and Mulvihill are also our executive officers.

Name	Age	Position	Position Held Since
Thomas G. Wattles	53	Chairman, Chief Investment Officer and Director	2003
Evan H. Zucker	39	Chief Executive Officer, President, Secretary and Director	2002
James R. Mulvihill	40	Chief Financial Officer and Director	2002
Tripp H. Hardin, III	43	Director*	2002
Robert F. Masten	55	Director*	2002
John C. O'Keeffe	45	Director*	2002
Lars O. Soderberg	45	Director*	2002

*
Independent Director

        Thomas G. Wattles, age 53, is the Chairman, Chief Investment Officer and a director of Dividend Capital, a manager and Chief Investment Officer of our advisor and a manager of our property manager. Mr. Wattles is a principal of both Dividend Capital Group LLC and Black Creek Capital, LLC, both of which he joined in February 2003. From November 1993 to March 1997, Mr. Wattles served as Co-Chairman and Chief Investment Officer of ProLogis Trust (NYSE:PLD), and served as Chairman between March 1997 and May 1998. ProLogis is a publicly-traded industrial REIT. Mr. Wattles was a Managing Director of Security Capital Group Incorporated ("Security Capital Group") and was with Security Capital Group in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is a director of Regency Centers Corporation (NYSE:REG) and chairs its Investment Committee. Mr. Wattles holds a Bachelor's degree and an MBA degree from Stanford University.

        Evan H. Zucker, age 39, is the Chief Executive Officer, President, Secretary and a director of Dividend Capital. Mr. Zucker is also a manager of both our advisor and our property manager. Mr. Zucker is a principal of both Dividend Capital Group LLC and Black Creek Capital, LLC, a Denver-based real estate investment firm which he co-founded in 1993. Mr. Zucker has been active in real estate acquisition, development and redevelopment activities since 1989 and as of December 31, 2004 with Mr. Mulvihill and other affiliates has overseen directly or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of approximately 204 real estate projects with an aggregate value in excess of approximately $1.6 billion. In 1993 Mr. Zucker co-founded American Real Estate Investment Corp. (known as Keystone Property Trust, NYSE:KTR) which was an industrial, office and logistics REIT and was acquired by ProLogis Trust (NYSE:PLD) in August 2004. Mr. Zucker served as the President and as a director of American Real Estate Investment Corp. from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 1999. Mr. Zucker graduated from Stanford University with a Bachelor's degree in Economics.

        James R. Mulvihill, age 40, is the Treasurer, Chief Financial Officer and a director of Dividend Capital. Mr. Mulvihill is also a manager of both our advisor and our property manager. Mr. Mulvihill is a principal of both Dividend Capital Group LLC and Black Creek Capital, LLC, a Denver-based real estate investment firm which he co-founded in 1993. He is also a co-founder and Chairman of the Board of Corporate Properties of the Americas ("CPA"). CPA, a joint venture between an affiliate of Black Creek Capital and Equity International Properties, is a fully-integrated industrial real estate company that acquires, develops and manages industrial properties throughout Mexico. To date, CPA has developed and/or acquired approximately 8.9 million square feet of industrial buildings and developed industrial parks totaling approximately 660 acres. Mr. Mulvihill has been active in real estate acquisition, development and redevelopment activities since 1992 and as of December 31, 2004 with Mr. Zucker and other affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of approximately 204 real estate projects with an aggregate value in excess of approximately $1.6 billion. In 1993 Mr. Mulvihill co-founded American Real Estate Investment Corp. (known as Keystone Property Trust, NYSE:KTR) which was an industrial, office and logistics REIT and was acquired by ProLogis Trust (NYSE:PLD) in August 2004. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to co-founding Black Creek Capital, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer's Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor's degree from Stanford University in Political Science.

        Tripp H. Hardin, age 43, is an independent director of Dividend Capital. Mr. Hardin is a Vice President of Grubb & Ellis, and he has been active in real estate activities since 1984, focusing primarily on the sale and leasing of industrial, office and commercial properties. He has also been active in real estate investment and build-to-suit transactions. Mr. Hardin graduated from Stanford University with a Bachelor of Science Degree.

        Robert F. Masten, age 55, is an independent director of Dividend Capital. Mr. Masten has been active in commercial real estate transactions and title insurance matters since 1972. Mr. Masten is currently a Senior Vice President of Chicago Title Company, Denver, Colorado. Prior to joining Chicago Title Company, from 1993 to 2003, Mr. Masten had been a Senior Vice President of North American Title Company, Denver, Colorado, where he has provided title insurance for commercial real estate transactions. Prior to joining North American Title Company he was with Land Title Guaranty Company for 16 years. Before joining Land Title, Mr. Masten leased, managed and sold properties for 33 different syndicates for which Perry & Butler was the general partner. Mr. Masten graduated from the University of Colorado with a Bachelor's degree in Arts and Sciences.

        John C. O'Keeffe, age 45, is an independent director of Dividend Capital. Mr. O'Keeffe has been active in real estate construction activities since 1987. Since 1987 he has served as a project manager for Wm. Blanchard Co., Springfield, New Jersey, where he has been responsible for the construction of large healthcare projects. Mr. O'Keeffe graduated from Denison University with a Bachelor's Degree in English Literature.

        Lars O. Soderberg, age 45, is an independent director of Dividend Capital. From 1995 until July 2004, Mr. Soderberg was employed by Janus Funds. In his capacity as Vice President and Managing Director of Janus Institutional Services, he was responsible for the development, marketing and distribution of Janus' investment products to the institutional market place. Prior to joining Janus, Mr. Soderberg was employed by Fidelity Investments for approximately 14 years. Mr. Soderberg graduated from Denison University with a Bachelor of Arts Degree in History.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        We currently have no paid employees. Day-to-day management functions are performed by our advisor, and related affiliates.

        Our executive officers are all employees of our advisor. We do not pay any of these individuals cash compensation for serving in their respective positions. See "Certain Relationships and Related Transactions" below for a discussion of fees paid to our advisor and other affiliated companies.

        Our executive officers qualify for our Employee Option Plan. However, since the plan's inception through December 31, 2004, no option grants have been made to executive officers.

Compensation Committee Interlocks and Insider Participation

        During 2004, the following directors served on our compensation committee: Robert F. Masten, James R. Mulvihill and Lars O. Soderberg. Mr. Mulvihill also served as our Treasurer and Chief Financial Officer.

Board Compensation Committee Report on Executive Compensation

        Our compensation committee may recommend awards of stock options to our executive officers under our Employee Option Plan.

EQUITY COMPENSATION PLANS

        As of December 31, 2004 there were 240,000, 643,000 and 2,200,000 shares available for future issuance under the Independent Director Option Plan, Employee Option Plan and the warrant purchase agreement with Dividend Capital Securities LLC, our dealer manager, respectively. As of December 31, 2004, there were 60,000 options outstanding under the Independent Director Stock Option Plan, 107,500 options outstanding under the Employee Stock Option Plan and no outstanding dealer warrants.

Stock Option Plans

        We have adopted an independent director stock option plan which we use in an effort to attract and retain qualified independent directors (the "Independent Director Option Plan"). We granted non-qualified stock options to purchase 10,000 shares to each independent director pursuant to the Independent Director Option Plan upon the sale of 200,000 shares in our initial public offering. In addition, we have issued and we intend to continue to issue options to purchase 5,000 shares to each independent director then in office on the date of each annual shareholder's meeting. A total of 300,000 shares are authorized and reserved for issuance under the Independent Director Option Plan. Options may not be granted under the Independent Director Option Plan at any time when the grant would cause the total number of options outstanding under the Independent Director Option Plan and the Employee Option Plan (defined below) to exceed 10% of our issued and outstanding shares. The exercise price for options to be issued under the Independent Director Option Plan shall be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. As of December 31, 2004, there were 60,000 options outstanding under the Independent Director Option Plan, 16,000 of these options were exercisable and no options granted thereunder had been exercised or forfeited.

        We have adopted an employee stock option plan (the "Employee Option Plan"). The Employee Option Plan is designed to enable us, our advisor and our property manager to obtain or retain the services of employees (not to include any person who is a sponsor or affiliate of ours) considered essential to our long-term success and the success of our advisor and our property manager by offering such employees an opportunity to participate in our growth through ownership of our shares. The Employee Option Plan is administered by our compensation committee, which is authorized to grant "non-qualified" stock options (the "Employee Options") to selected employees of our advisor and our property manager. Employee Options may not be granted under the Employee Option Plan at any time when the grant would cause the total number of options outstanding under the Employee Option Plan and the Independent Director Option Plan to exceed 10% of the our issued and outstanding shares. The exercise price for the Employee Options shall be the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the Employee Option is granted. A total of 750,000 shares are authorized and reserved for issuance under the Employee Option Plan. The term of such employee options has been set by our compensation committee and shall not exceed the earlier of ten years from the date of grant or five years from the date of a listing of our common stock. Our compensation committee has set the period during which the right to exercise an Employee Option fully vests to three years from the date of grant. No Employee Option may be issued or exercised, however, if such issuance or exercise would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under the our articles of incorporation. In addition, no Employee Option may be sold, pledged, assigned or transferred by an employee in any manner other than by will or the laws of descent or distribution. As of December 31, 2004, there were 107,500 options outstanding under the Employee Option Plan, none of these options were exercisable and no options granted thereunder had been exercised or forfeited.

Stock Warrants

        We may issue to our dealer manager one soliciting dealer warrant for $.001 for every 25 shares sold during our initial and second follow-on public offering subject to a maximum of 2.2 million soliciting dealer warrants. These warrants, as well as the shares issuable upon their exercise, were registered in connection with our initial and second public offerings. Our dealer manager may retain or re-allow these warrants to broker-dealers participating in the offering, unless such issuance of soliciting dealer warrants is prohibited by either federal or state securities laws. The holder of a soliciting dealer warrant is entitled to purchase one share of common stock from us at a price of $12 per share beginning on the first anniversary of the effective date of the offering in which such warrants are issued and ending five years after the effective date of such offering. Subject to certain exceptions, a soliciting dealer warrant may not be transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the relevant public offering. Exercise of the soliciting dealer warrants is governed by the terms and conditions detailed in the warrant purchase agreement. For the twelve months ended December 31, 2004, our dealer manager had earned approximately 2.2 million soliciting dealer warrants. As of December 31, 2004, no warrants had been issued.

        The following table shows for our compensation plans and warrants as a group the number of shares of our common stock to be issued upon exercise of options outstanding at December 31, 2004, the weighted average exercise price of these options and the number of shares of our common stock remaining available for future issuance at December 31, 2004, excluding shares to be issued upon exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—		—
Equity compensation plans not approved by security holders(1)	167,500	$11.36	(2)	3,082,500

Total	167,500	$11.36		3,082,500

(1)
Represents our Independent Director Option Plan, for which 60,000 out of an authorized 300,000 shares are outstanding; our Employee Option Plan, of which 107,500 of the authorized 750,000 shares are outstanding; and dealer warrants available to our dealer manager and participating broker dealers], of which none of the authorized 2,200,000 warrants have been issued.

(2)
With respect to options issued under the Independent Director Option Plan, calculated as the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted, and, with respect to option issued under the Employee Option Plan, calculated as the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date they are granted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Advisor

        Certain of our officers and directors also actively participate in the management of our advisor. Our advisor has certain contractual responsibilities to us and our shareholders pursuant to an Advisory Agreement.

        Our advisor is indirectly majority owned and/or controlled by John A. Blumberg, Thomas I. Florence, James R. Mulvihill, Thomas G. Wattles and Evan H. Zucker and their affiliates. Collectively, these individuals have primary responsibility for the management decisions of our advisor and certain of its affiliates, including the selection of investment properties to be recommended to our board of directors, the negotiations for these investments and the property management and leasing of these properties. Our advisor will attempt to invest in commercial real estate properties, consisting primarily of high-quality industrial buildings net leased to creditworthy corporate tenants.

        Our advisor and its affiliates are paid fees in connection with services provided to us. In the event the Advisory Agreement is terminated, our advisor will be paid all accrued and unpaid fees and expense reimbursements, and any subordinated fees earned prior to the termination. We will not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

        We pay certain acquisition and asset management fees to our advisor. The amount of such acquisition fees was previously equal to 3% of the aggregate purchase price of all properties we acquired up to a cumulative purchase price of $170 million. In March 2004, we reached the cumulative threshold of $170 million in properties and all subsequent acquisitions have been and will continue to be subject to a reduced acquisition fee of 1.0%. During the twelve months ended December 31, 2004 and 2003, our advisor earned approximately $6.4 million and $4.4 million, respectively, for acquisition fees which are accounted for as part of the basis of the acquired properties.

        We pay our advisor an asset management fee equal to 0.75% per annum of the total undepreciated cost of the properties we owned in excess of $170 million. During the twelve months ended December 31, 2004, we incurred asset management fees of $1.5 million that are included in general and administrative expenses on our consolidated statement of operations. We did not incur asset management fees for the twelve months ended December 31, 2003.

        Pursuant to the Advisory Agreement, our advisor is obligated to advance all of our organization and offering costs, subject to its right to be reimbursed for such costs by us in an amount up to 2% of the aggregate gross offering proceeds raised. Such organization and offering costs include but are not limited to actual legal, accounting, printing and other expenses attributable to organizing Dividend Capital, preparing the SEC registration statement, qualification of the shares for sale in the states and filing fees incurred by our advisor, as well as reimbursements for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares, other than selling commissions and the dealer manager fee (see below). During the twelve months ended December 31, 2004, 2003 and 2002, our advisor incurred approximately $8.3, $7.7, and $3.4 million, of organization and offering costs, respectively. During the twelve months ended December 31, 2004 and 2003, we reimbursed our advisor approximately $10.9 and $3.3 million, respectively. There were no reimbursements made during the twelve months ended December 31, 2002. As of December 31, 2004, the net un-reimbursed amount of organization and offering costs incurred by our advisor, since inception (April 12, 2002), was approximately $5.2 million. If we are not successful in raising additional amounts of equity proceeds, no additional amounts will be payable by us to our advisor for reimbursement of organization and offering costs.

        Dividend Capital Operating Partnership LP, our operating partnership, is currently offering undivided tenancy-in-common interests in industrial properties to accredited investors in a private placement exempt from registration under the Securities Act. We anticipate that these tenancy-in-common interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code. Additionally, the tenancy-in-common interests sold to investors will be 100% leased by our operating partnership, and such leases will contain purchase options whereby our operating partnership will have the right to acquire the tenancy-in-common interests from the investors at a later point in time in exchange for limited partnership units in our operating partnership under Section 721 of the Internal Revenue Code.. We refer to these transactions as our operating partnership's private placement.

        Our advisor is obligated to pay all of the offering and marketing related costs associated with our operating partnership's private placement. However, our operating partnership is obligated to pay our advisor a non-accountable expense allowance which equals 2% of the gross equity proceeds raised through our operating partnership's private placement. During the twelve months ended December 31, 2004 and 2003, our operating partnership incurred approximately $521,000 and $54,000, respectively, payable to our advisor for such expense allowance. There was no such expense allowance incurred by our operating partnership during the twelve months ended December 31, 2002.

        In accordance with the Advisory Agreement we are obligated, subject to certain limitations, to reimburse our advisor for certain other expenses incurred on our behalf for providing services contemplated in the Advisory Agreement, provided that our advisor does not receive a specific fee for the activities which generate the expenses to be reimbursed. For the twelve months ended December 31, 2004, 2003 and 2002, respectively, we have reimbursed $326,659, $96,384 and $11,394 of such expenses.

        As of December 31, 2004 and 2003, we owed our advisor approximately $576,000 and $87,000, respectively.

        Our advisor currently owns 20,000 limited partnership units of our operating partnership, for which it contributed $200,000. Our advisor may not sell any of these units during the period it serves as our advisor. We serve as the general partner of our operating partnership and currently own 200 general partnership units for which we contributed $2,000. As of December 31, 2004, we owned approximately 67,719,683 limited partnership units or 99.9% of our operating partnership. The parent of our advisor owns 10,000 limited partnership units referred to as "Special Units," for which it contributed $1,000. An affiliate of our advisor also owns 200 shares of our common stock, which it acquired upon our initial formation. The resale of any shares by our affiliates is subject to the provisions of Rule 144 promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time and the manner of such resale.

        Although our advisor and its affiliates generally are not prohibited from acquiring our common stock, our advisor has no options or warrants to acquire shares and has no current plans to acquire shares. The affiliate of our advisor which owns outstanding shares has agreed to abstain from voting any shares it now owns or hereafter acquires in any vote for the election of directors or any vote regarding the approval or termination of any contract with our advisor or any of its affiliates.

Our Property Manager

        As of December 31, 2004, all of our properties were managed by third party property managers. However, in the future some or all of our properties may be managed and leased by our property manager pursuant to the Property Management Agreement described below. Our property manager is an affiliate of our advisor. Our property manager is indirectly majority owned and/or controlled by John A. Blumberg, Thomas I. Florence, James R. Mulvihill, Thomas G. Wattles and Evan H. Zucker and their affiliates.

        We have entered into a Property Management Agreement with our property manager pursuant to which we will pay certain property management and leasing fees to our property manager. The amount of such fees shall not exceed the lesser of 3% of the gross revenues or 0.6% of the net asset value (as defined in the property management agreement) of the properties we own. We may also pay a separate fee for the one-time lease-up of newly-constructed properties in an amount not to exceed the fee customarily charged in arm's length transactions. As of December 31, 2004, we had not paid our property manager any property management or leasing fees.

Our Dealer Manager

        Our dealer manager is an affiliate of both our advisor and our property manager.

        We have entered into a Dealer Manager Agreement with our dealer manager pursuant to which we will pay a dealer manager fee of up to 2.0% of gross offering proceeds raised pursuant to our public offerings to our dealer manager as compensation for managing the offering. Our dealer manager may re-allow a portion of such fees to broker-dealers who participate in the offering. We will also pay up to a 6% sales commission of gross offering proceeds raised pursuant to our public offerings. Our dealer manager has indicated that all of the sales commissions are expected to be paid to participating broker-dealers who are responsible for effecting sales. As of December 31, 2004, all sales commissions were re-allowed to participating broker-dealers. For the twelve months ended December 31, 2004 and 2003, we incurred approximately $42.5 million and $11.2 million, respectively, payable to our dealer manager for dealer manager fees and sales commissions. We did not incur any such fees and commissions during the twelve months ended December 31, 2002.

        We have also entered into a dealer manager agreement with our dealer manager pursuant to which we will pay a dealer manager fee of up to 1.5% of the gross equity proceeds raised through our operating partnership's private placement. We will also pay our dealer manager a sales commission up to 5.0% of the gross equity proceeds raised through our operating partnership's private placement. Our dealer manager has indicated that all of the sales commissions are expected to be paid to participating broker-dealers who are responsible for affecting sales. For the twelve months ended December 31, 2004 and 2003, we incurred up front fees of approximately $1.7 million and $175,000, respectively, payable to our dealer manager for dealer manager fees and sales commissions. We did not incur any such fees and commissions during the twelve months ended December 31, 2002.

        Pursuant to our first and second public offerings, our dealer manager earned one soliciting dealer warrant for every 25 shares sold. The holder of a soliciting dealer warrant has the right to purchase one share of common stock for $12. For the twelve months ended December 31, 2004 and 2003, our dealer manager had earned approximately 1,701,000 and 499,000 soliciting dealer warrants, respectively. There were no warrants earned for the twelve months ended December 31, 2002. There are no warrants being offered in connection with our third public offering.

Our Facilitator

        Dividend Capital Exchange Facilitators LLC, or our facilitator, is an affiliate of our advisor, our dealer manager and our property manager.

        We have entered into an agreement with our facilitator whereby our operating partnership will pay a transaction facilitation fee of up to 1.5% of the gross equity proceeds raised through our operating partnership's private placement. During the twelve months ended December 31, 2004 and 2003, our operating partnership incurred transaction facilitation fees equal to $390,933 and $40,435, respectively.

STOCK OWNERSHIP

        The following table sets forth information as of March 17, 2005 regarding the number and percentage of shares of our common stock beneficially owned by: (i) each director; (ii) each executive officer; (iii) all directors and executive officers as a group; and (iv) any person known to us to be the beneficial owner of more than 5% of the shares issued and outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Thomas G. Wattles (Chairman, Chief Investment Officer and Director)	61,408	(3)	*
Evan H. Zucker (Chief Executive Officer, President, Secretary and Director)	30,577	(4)	*
James R. Mulvihill (Chief Financial Officer and Director)	30,352	(5)	*
Tripp H. Hardin (Director)	9,102	(6)	*
Robert F. Masten (Director)	6,207	(7)	*
John C. O'Keeffe (Director)	7,035	(8)	*
Lars O. Soderberg (Director)	11,176	(9)	*
James D. Cochran (Managing Director)	5,176		*
Daryl H. Mechem (Senior Vice President)	2,588		*
Matthew T. Murphy (Vice President)	1,035		*
All director and officers as a group	124,656	(10)	*

*
Less than 1%

(1)
For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of common stock that such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or pursuant to the redemption of units of limited partnership interests, or units, in our operating partnership (assuming we elect to issue common stock rather than pay cash upon such redemption). Pursuant to the terms of the Limited Partnership Agreement of our operating partnership, upon a notice of redemption from a unit holder, our operating partnership is obligated to redeem units for cash or, at our option, on a one-for-one basis for shares of common stock, subject to certain limitations.

(2)
As of March 17, 2005, 79,196,979 shares of common stock were outstanding. For purposes of computing the percentage of outstanding shares of common stock held by each person, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or pursuant to the redemption of units (assuming we elect to issue common stock rather than pay cash upon redemption) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Comprised of 41,408 shares held by Thomas and Joan Wattles Revocable Trust and 20,000 units owned by our advisor, which is indirectly majority owned and/or controlled by John A. Blumberg, Thomas I. Florence, Mr.Mulvihill, Mr.Wattles and Mr.Zucker and their affiliates.

(4)
Comprised of 225 shares held through a company which is majority owned and controlled by Mr. Zucker's spouse, as to which Mr. Zucker disclaims beneficial ownership, 10,352 shares held through a trust for the benefit of Mr. Zucker and his spouse and 20,000 units owned by our advisor, which is indirectly majority owned and/or controlled by Messrs. Blumberg, Florence, Mulvihill, Wattles and Zucker and their affiliates.

(5)
Comprised of 10,352 shares held through a trust for the benefit of Mr. Mulvihill and his spouse and 20,000 units owned by our advisor, which is indirectly majority owned and/or controlled by Messrs. Blumberg, Florence, Mulvihill, Wattles and Zucker and their affiliates.

(6)
Includes 6,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after March 17, 2005.

(7)
Includes 6,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after March 17, 2005.

(8)
Includes 6,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after March 17, 2005.

(9)
Comprised of 5,176 shares held by Mr. Soderberg's spouse and 6,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after March 17, 2005.

(10)
The 20,000 units held beneficially by Messrs. Wattles, Zucker and Mulvihill by virtue of their indirect majority ownership and/or control, together with Messrs. Blumberg and Florence and the affiliates of such individuals, of our advisor are counted once for purposes of calculating the shares beneficially owned by all directors and executive officers as a group.

        In addition, Dividend Capital Advisors Group LLC, the parent of our advisor, owns all of the 10,000 Special Units in our operating partnership currently outstanding. Dividend Capital Advisors Group LLC is indirectly majority owned and/or controlled by Messrs. Blumberg, Florence, Mulvihill, Wattles, and Zucker and their affiliates.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, directors, certain executive officers and certain persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due.

        Based solely on the review of the copies of such forms received, or written representations received from certain reporting persons, we believe that all of our officers and directors have complied with all applicable filing requirements under Section 16(a) during fiscal year 2004. We did not have any shareholders owning more than 10% of our Common Stock during fiscal year 2004.

PROPOSAL YOU MAY VOTE ON

Proposal 1. Election of directors

        At the Meeting, you and the other shareholders will elect all seven members of our board of directors. Those persons elected will serve as directors until the 2006 annual meeting or until they otherwise resign or are removed from the board. Our board of directors has nominated the following people for re-election as directors:

Thomas G. Wattles
Evan H. Zucker
James R. Mulvihill
Tripp H. Hardin, III
Robert F. Masten
John C. O'Keeffe
Lars O. Soderberg

        Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided above under "Other Board Matters—Director Nominees and Executive Officers."

        If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares FOR the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required; Recommendation

        Each of the seven nominees for re-election as a director will be elected at the Meeting if a plurality of shares present in person or by proxy and entitled to vote at the Meeting vote in favor of such director for re-election. A properly executed proxy marked "FOR all nominees listed" will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy marked "FOR all nominees listed EXCEPT those whose names are written in the space provided" will be considered a vote in favor of all nominees except those nominees you specifically list. A properly executed proxy marked "WITHHOLD AUTHORITY for all nominees listed" will be considered a vote against all directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        A shareholder's proposal intended to be presented at our annual meeting of shareholders in 2006 must be received by us on or before December 31, 2005 in order to be included in our proxy statement and proxy card relating to that meeting. Any shareholder who desires to bring a proposal at our annual meeting of shareholders in 2006, without including such proposal in our proxy statement, must deliver written notice thereof to our Secretary not before December 31, 2005 and not later than March 16, 2006, in the manner and form required by our Bylaws. We will furnish, without charge, a copy of our Bylaws to any shareholder of Dividend Capital requesting such Bylaws. Requests for our Bylaws should be made in writing to Dividend Capital Trust Inc., 518 17th Street, Suite 1700, Denver, Colorado 80202.

OTHER MATTERS

        Our management does not intend to bring any other matters before the Meeting and knows of no other matters that are likely to come before the Meeting. In the event any other matters properly come before the Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their best judgment on such matters.

        We urge you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the Meeting in person.

By Order of the Board of Directors

Evan H. Zucker Chief Executive Officer and Secretary Denver, Colorado April 30, 2005

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

DIVIDEND CAPITAL TRUST INC.
ANNUAL MEETING OF SHAREHOLDERS—JUNE 14, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder of Dividend Capital Trust Inc., a Maryland corporation, hereby appoints Evan H. Zucker and Thomas G. Wattles and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Shareholders of the Company to be held at 518 17th Street, Suite 1700, Denver, Colorado on June 14, 2005, and at any adjournment or adjournments thereof (the "Meeting"), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

        The Board of Directors recommends a vote "FOR" for all nominees listed in Proposal 1, as described in the proxy statement.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-260-0388, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 5:00 p.m. Eastern Daylight Time on June 13, 2005.
Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Daylight Time on June 13, 2005.
Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒
Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTOR,

1.	Election of Directors.
	Nominees:	Thomas G. Wattles; Evan H. Zucker; James R. Mulvihill; Tripp H. Hardin, III; Robert F. Masten; John C. O'Keeffe; and Lars O. Soderberg
			FOR all nominees listed	FOR all nominees listed EXCEPT those whose names are written in the space provided	WITHHOLD AUTHORITY for all nominees listed
	Instructions:		☐	☐	☐
To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

2.	With discretionary authority upon such other matters as may properly come before this meeting.		FOR ☐	AGAINST ☐	ABSTAIN ☐
Date	, 2005

Signature(s) of Stockholders
Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 14, 2005
PROXY STATEMENT
CERTAIN INFORMATION ABOUT MANAGEMENT
OTHER BOARD MATTERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK OWNERSHIP
PROPOSAL YOU MAY VOTE ON
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
OTHER MATTERS